Exhibit (a)(1)(M)

CaucusCom Successfully Completes Acquisition of Metromedia

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New York, August 22, 2007 – CaucusCom Ventures L.P. announced today that it has successfully completed the acquisition of Metromedia International Group, Inc. (Pink Sheets: MTRM) at a price of $1.80 per share in cash.

Pursuant to the merger agreement, dated July 17, 2007, between CaucusCom and Metromedia, CaucusCom Mergerco Corp., a wholly-owned subsidiary of CaucusCom Ventures, has been merged with and into Metromedia, with Metromedia continuing as the surviving corporation and a subsidiary of CaucusCom Ventures. The merger followed the successful completion of CaucusCom Mergerco Corp.’s tender offer for all of the issued and outstanding shares of common stock of Metromedia at $1.80 per share in cash, which expired at 12:00 midnight, New York City time, on Tuesday, August 21, 2007.

As a result of the merger, each common share of Metromedia outstanding immediately prior to the effective time of the merger (other than common shares held by stockholders who have demanded and perfected their appraisal rights under Delaware law) has been canceled and automatically converted into the right to receive $1.80 per share in cash, without interest (the same price per share paid in the tender offer). Each share of Metromedia's 7.25% cumulative convertible preferred stock outstanding immediately prior to the effective time of the merger (other than any preferred shares held by stockholders who have demanded and perfected their appraisal rights under Delaware law) remains outstanding following the merger.

ABOUT CAUCUSCOM VENTURES L.P.

CaucusCom Ventures L.P. is a holding company affiliated with Salford Georgia, the local Georgian office of Salford Capital Partners Inc., an international private equity and investment management firm based in the British Virgin Islands, and Compound Capital Limited, an international private investment firm based in Bermuda. Compound is a subsidiary of Sun Capital Partners Ltd., a U.K.-based private investment firm that is not affiliated with, and has no relationship to, the U.S.-based private investment firm Sun Capital Partners, Inc.

ABOUT METROMEDIA INTERNATIONAL GROUP, INC.

Through its wholly owned subsidiaries, Metromedia International Group, Inc. owns interests in several communications businesses in the country of Georgia. The Company’s core businesses include Magticom, Ltd., Georgia’s leading mobile telephony operator located in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long-distance telephony operator, and Telenet, a Georgian company providing Internet access, data communications, voice telephony and international access services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this press release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the offer and our plans with respect to Metromedia, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Metromedia, economic and market factors and the industry in which Metromedia does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while CaucusCom believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release. These statements are not guarantees of future performance. All forward-looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

CONTACTS

For further information, please contact:

Sard Verbinnen & Co.

Kim Levy or Lesley Bogdanow

(212) 687-8080

Mellon Investor Services

Michael Battista or Margot Travers

(888) 823-4441 or collect: (201) 680-6578

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